Registration Statement no. 333-134553

Dated September 25, 2007

Rule 424(b)(2)

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$21,821,000.00	$669.90

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $861,591.49 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $669.90 is offset against the registration fee due for this offering and of which $860,921.58 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 1

(To prospectus dated May 30, 2006

prospectus supplement dated May 30, 2006

underlying supplement no. 720 dated July 16, 2007 and

product supplement no. 190-I, dated March 7, 2007)

MTNI411

Performance Securities with Partial Protection Linked to a Global Index Basket

Strategic Alternatives to Indexing

Lehman Brothers Holdings Inc. $21,821,000 Securities Linked to a Global Index Basket due September 30, 2010

Investment Description

These Performance Securities with Partial Protection Linked to a Global Index Basket (the “Notes”) provide exposure to a basket of global equity indices as well as protection, at maturity of the Notes, of 20% of your principal. Partial principal protected investments can help reduce portfolio risk while maintaining increased exposure to equities. The partial principal protection feature applies only at maturity.

Features

❑	Growth Potential: Investors receive enhanced upside participation in the performance of a global index basket.

❑	Partial Protection of Principal: At maturity of the Notes, investors will receive a cash payment equal to at least 20% of their invested principal.

❑	Diversification: Investors can diversify in a partial principal protected investment linked to a basket of domestic and international indices.

Key Dates

Trade Date	September 25, 2007
Settlement Date	September 28, 2007
Final Valuation Date*	September 27, 2010
Maturity Date*	September 30, 2010

*	Subject to postponement in the event of a market disruption event, as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement no. 190-I.

Security Offerings

We are offering Performance Securities with Partial Protection Linked to a Global Index Basket. The Notes are linked to a basket of indices (the “Basket”) consisting of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nikkei 225SM Index (the “Basket Indices”). The Notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Basket. The Notes are offered at a minimum investment of $1,000.

Basket Index Starting Levels[1]
SPX	SX5E	NKY	Participation Rate	CUSIP	ISIN
1,517.21	4,328.89	16,401.73	115.3%	52522L244	US52522L2447

[1]	SPX, SX5E, and NKY represent the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, and the Nikkei 225SM Index, respectively.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 190-I dated March 7, 2007, underlying supplement no. 720 dated July 16, 2007 and this pricing supplement. See “Key Risks” on page 4, the more detailed “Risk Factors” beginning on page SS-4 of product supplement no. 190-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of underlying supplement no. 720 for risks related to the Basket Indices. The Notes do not guarantee any return of principal in excess of $2.00 per $10.00 principal amount. A negative Basket Return of less than -20% will result in a payment at maturity of less than $10 per Note.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 190-I, underlying supplement no. 720, any other related prospectus supplements or any other relevant terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC-insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	100%	2.50%	97.50%
Total	$21,821,000.00	$545,525.00	$21,275,475.00

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 190-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 720 (which describe the Index, as defined herein, including risk factors specific to it). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 190-I, underlying supplement no. 720, this pricing supplement and any relevant terms supplement and any other relevant free writing prospectus for complete details. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous communications concerning the Notes. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 190-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 190-I and “Risk Factors” in the accompanying underlying supplement no. 720, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement no. 190-I dated March 7, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000110465907017042/a07-7020_14424b2.htm

♦	Underlying supplement no. 720 dated July 16, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507155563/d424b2.htm

♦	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Performance Securities with Partial Protection Linked to a Global Index Basket that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You seek an investment with a return linked to the performance of the Basket and exposure to the economies of the United States, the Eurozone and Japan

♦	You seek an investment that offers partial principal protection when the Notes are held to maturity

♦	You are willing to hold the Notes to maturity

♦	You do not seek current income from this investment

♦	You believe the Basket will appreciate during the term of the Notes, and you are willing to invest in the Notes based on the Participation Rate of 115.3%

The Notes may not be suitable for you if, among other considerations:

♦	You do not seek an investment with exposure to the economies of the United States, the Eurozone or Japan

♦	You are unable or unwilling to hold the Notes to maturity

♦	You seek an investment that is 100% principal protected

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

♦	You seek current income from your investments

♦	You seek an investment for which there will be an active secondary market

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 5, “Risk Factors” in product supplement no. 190-I, underlying supplement no. 720 and the MTN prospectus supplement for risks related to an investment in the Notes.

Indicative Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$10 per Note

Term	3 years

Basket

The Notes are linked to a basket consisting of the S&P 500® Index (SPX), the Dow Jones EURO STOXX 50® Index (SX5E) and the Nikkei 225SM Index (NKY) (each, a “Basket Index” and, collectively, the “Basket Indices”).

Basket Weightings	S&P 500® Index Dow Jones EURO STOXX 50® Index Nikkei 225SM Index	33.34% 33.33% 33.33%

Protection Percentage	20%

Participation Rate	115.3%

Payment at Maturity (per $10)

If the Basket Return is positive, you will receive a cash payment, for each $10 principal amount Note, equal to:

$10 + [$10 x (Basket Return x Participation Rate)]

If the Basket Return is between 0% and -20%, inclusive, you will receive the principal amount of your Notes at maturity.

If the Basket Return is less than -20%, you will receive a cash payment, per $10 principal amount Note, equal to:

$10 + [$10 x (Basket Return + the Protection Percentage)]

If the Basket Return is lower than
-20%, you could lose up to $8.00 per $10 Note principal amount.

Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level	100

Basket Ending Level

The Basket closing level on the Final Valuation Date. On the Final Valuation Date, the Basket closing level will be calculated as follows:

100 x [1+ (the S&P 500® Index Return x 33.34%) + (the Dow Jones EURO STOXX 50® Index Return x 33.33%) + (the Nikkei 225SM Index Return x 33.33%)].

The “S&P 500® Index Return”, the “Dow Jones EURO STOXX 50® Index Return” and the “Nikkei 225SM Index Return” are the performance of the related Basket Indices, calculated, in each case, as the percentage change from the related Basket Index closing level on the Trade Date to the related Basket Index closing level on the Final Valuation Date. See the definition of Index Return under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 190-I.

Determining Payment at Maturity

The percentage change from the Basket Starting Level to the Basket Ending Level

You will receive a cash payment that provides you with a return per $10 principal amount Note equal to the Basket Return multiplied by the Participation Rate of 115.3%. Accordingly, if the Basket Return is positive, your payment at maturity per $10 principal amount Note will be calculated as follows:

$10 + [$10 x (Basket Return x Participation Rate)]

You will receive the principal amount of your Notes at maturity.

If the Basket Return is less than -20%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Return is below -20%. Accordingly, your payment at maturity per $10 principal amount Note will be calculated as follows:

$10 + [$10 x (Basket Return +

the Protection Percentage)]

In this scenario, you could lose up to 80% of your principal depending on how much the Basket declines.

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples reflect the Participation Rate of 115.3% and the range of Basket Returns from +50% to -50%.

Example 1—The level of the Basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, the Basket Return is positive and calculated as follows:

(110-100)/100 = 10%

Because the Basket Return is equal to 10%, the payment at maturity is equal to $11.15 per $10.00 principal amount Note calculated as follows:

$10 + ($10 x 10% x 115.3%) = $11.15

Example 2—The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is negative and calculated as follows:

(90-100)/100 = -10%

Because the Basket Return is equal to -10%, the absolute value of which is less than the Protection Percentage, the payment at maturity is equal to $10 per $10 principal amount Note.

Example 3—The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 70. Because the Basket Ending Level is 70 and the Basket Starting Level is 100, the Basket Return is negative and calculated as follows:

(70-100)/100 = -30%

Because the Basket Return is equal to -30%, the absolute value of which is more than the Protection Percentage, the investor will lose 1% of principal for each 1% that the Basket Return exceeds the Protection Percentage and the payment at maturity is equal to $9.00 per $10.00 principal amount Note calculated as follows:

$10 + [$10 x (-30% + 20%)] = $9.00

What are the tax consequences of the Notes?

There is no statutory, judicial or administrative authority that directly addresses the proper U.S. federal income tax characterization and treatment of securities similar to the Notes. No ruling is being sought from the Internal Revenue Service as to the proper U.S. federal income tax characterization and treatment of the Notes. You should also be aware that our special tax counsel, Sidley Austin LLP, has not provided us with an opinion regarding the proper characterization of the Notes for U.S. federal income tax purposes. Therefore, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Notwithstanding the foregoing, Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument.

Upon the receipt of cash on the Maturity Date of the Notes, you will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from your tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, Lehman Brothers Holdings Inc. intends to report any such gain or loss to the Internal Revenue Service in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any gain or loss will generally be long-term capital gain or loss if you have held the Note for more than one year as of the Maturity Date. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. Your tax basis in the Note will generally equal your cost of such Note.

Upon a sale, exchange or other disposition of a Note prior to the Maturity Date, you will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in the Note. Any such gain or loss will be treated as capital gain or loss. If you have held the Note for more than one year as of the date of such sale, exchange or other disposition, any such capital gain or loss will generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 190-I.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Indices or any of the stocks included in the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 190-I and in the “Risk Factors” section of the accompanying underlying supplement no. 720. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

Partial Principal Protection Only Applies if You Hold the Notes to Maturity: You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market, you may have to sell them at a discount and you will not have partial principal protection for a decline in the Basket up to 20%. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

Your Investment in the Notes May Result in a Loss: The Notes do not guarantee any return of principal in excess of $2 per $10 principal amount Note. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any decline in the Basket if, and to the extent, the Basket Return is lower than -20%. You may lose up to 80% of your principal if the Basket declines.

♦

Changes in the Level of the Basket Indices May Offset Each Other: The Notes are linked to a substantially equally weighted Basket composed of Basket Indices. At a time when the level of one or more Basket Indices increases, the level of one or more of the other Basket Indices may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the level of one or more of the Basket Indices may be moderated, or offset, by lesser increases or declines in the level of one or more of the other Basket Indices.

♦

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Basket Indices would have.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agents’ commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

The Basket Return Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect the Dow Jones EURO STOXX 50® Index and the Nikkei 225SM Index: The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the Dow Jones EURO STOXX 50® Index and the Nikkei 225SM Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦

Dealer Incentives: We, our affiliates and agents, and UBS Financial Services Inc. and its affiliates, act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as principals, agents or dealers in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.25 per Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

We Are One of the Companies That Make Up the S&P 500® Index. We are one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the S&P 500® Index and the value of the Notes.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. We, our affiliates and agents, may publish or may have published research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish or may have published research or other opinions that are inconsistent with purchasing or holding the Notes. Investors should make their own independent investigation of the merits of investing in the Notes which are linked to the Basket

♦

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 190-I.

♦	Uncertain tax treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

Hypothetical Historical Basket Performance

The graph below illustrates the hypothetical historical performance of the Basket from September 25, 1997 to September 25, 2007 if the level of the Basket was made to equal 100 on September 25, 2007. The hypothetical historical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Basket Indices and (ii) the Basket Weightings indicated under “Indicative Terms,” above. Neither the hypothetical historical performance of the Basket nor the actual historical performance of the Basket Indices should be taken as indications of future performance.

The S&P 500® Index

The Standard and Poor’s 500® Index (the “S&P 500® Index”) is published by Standard & Poor’s S&P, a division of The McGraw-Hill Companies, Inc. As discussed more fully in underlying supplement no. 720 under the heading “The S&P 500® Index,” the S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of August 31, 2007 indicated below: Consumer Discretionary (88); Consumer Staples (39); Energy (32); Financials (93); Health Care (53); Industrials (53); Information Technology (74); Materials (28); Telecommunications Services (9); and Utilities (31).

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Markets page “SPX <Index> <GO>“ or from the S&P website at www.spglobal.com.

The graph below illustrates the performance of the S&P 500® Index from September 25, 1997 to September 25, 2007. The historical levels of the S&P 500® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P 500® Index closing level on September 25, 2007 was 1,517.21.

The information on the S&P 500® Index provided in this document should be read together with the discussion under the heading “The S&P 500® Index” beginning on page US-4 of underlying supplement no. 720. Information contained in the S&P website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Group. As discussed more fully in underlying supplement no. 720 under the heading “The Dow Jones EURO STOXX 50® Index,” the Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX 50® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made annually to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX 50® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website: www.stoxx.com.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX Limited website at www.stoxx.com.

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from September 25, 1997 to September 25, 2007. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Dow Jones EURO STOXX 50® Index closing level on September 25, 2007 was 4,328.89.

The information on the Dow Jones EURO STOXX 50® Index provided in this document should be read together with the discussion under the heading “The Dow Jones EURO STOXX 50® Index” beginning on page US-13 of underlying supplement no. 720. Information contained in the STOXX Limited website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Nikkei 225SM Index

The Nikkei 225SM Index is published and disseminated by Nikkei Inc. As discussed more fully in underlying supplement no. 720 under the heading “The Nikkei 225SM Index,” the Nikkei 225SM Index is a modified, price-weighted average of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that that measures the composite price performance of selected Japanese stocks. The 225 companies included in the Nikkei 225SM Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

You can obtain the level of the Nikkei 225SM Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“, from the Reuters service under the symbol “NKY.TK” or from the Nikkei Inc. website at www.nni.nikkei.co.jp.

The graph below illustrates the performance of the Nikkei 225SM Index from September 25, 1997 to September 25, 2007. The historical levels of the Nikkei 225SM Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Nikkei 225SM Index closing level on September 25, 2007 was 16,401.73.

The information on the Nikkei 225SM Index provided in this document should be read together with the discussion under the heading “The Nikkei 225SM Index” beginning on page US-9 of the underlying supplement no. 720. Information contained in the Nikkei Inc. website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and Lehman Brothers Inc. ( together, the “Agents”), and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.